Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:

Dennis Weldon

Mentor Graphics

503.685.1462

dennis_weldon@mentor.com

Mentor Graphics Announces Pricing of Private Offering

of Floating Rate Convertible Subordinated Debentures due 2023

WILSONVILLE, OR – July 31, 2003 – Mentor Graphics today announced the pricing of a private offering of $100 million aggregate principal amount of its Floating Rate Convertible Subordinated Debentures due 2023 to be issued to qualified institutional buyers pursuant to Rule 144A. The company has granted to the initial purchasers of the debentures an option to purchase up to an additional $10 million principal amount of the debentures for a period of 30 days from the execution of the purchase agreement. The company intends to use up to $29,785,000 of the net proceeds from the offering to repurchase shares of its common stock at a price of $17.02 per share simultaneously with the issuance of the debentures. The company intends to use the remainder of the net proceeds for general corporate purposes, which may include acquisitions of other companies.

The debentures will bear cash interest at a variable rate of interest equal to 3-month LIBOR plus 1.65%, reset quarterly. The debentures will be convertible, under certain circumstances, into the company’s common stock at an initial conversion rate of 42.7305 shares per $1,000 principal amount of debentures. At the initial conversion rate, the debentures will be convertible into common stock at a conversion price of approximately $23.40 per share. The initial conversion price represents a 37.5% premium over the last reported sale price of the company’s common stock on July 31, 2003, which was $17.02 per share.

The debentures will be redeemable for cash at the company’s option beginning on August 6, 2007. Holders of the debentures will have the ability to require the company to repurchase the debentures in cash, in whole or in part, on specified dates in 2010, 2013 and 2018. The holders of the debentures will also have the ability to require the company to repurchase the debentures in the event that the company undergoes a change of control. In each such case, the redemption or repurchase price would be at 100% of the principal amount of the debentures plus accrued and unpaid interest to, but excluding, the redemption or repurchase date.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Any debentures and common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations.

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